Exhibit 3.4

SECOND AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MARTEN TRANSPORT, LTD.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Marten Transport, Ltd. resolutions were duly adopted setting forth a proposed second amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“ARTICLE IV

The aggregate number of shares of stock which the Corporation shall have authority to issue is Ninety-Eight Million (98,000,000) shares, consisting of Ninety-Six Million (96,000,000) shares of common stock, $0.01 par value (the “Common Stock”), and Two Million (2,000,000) shares of preferred stock, $0.01 par value (the “Preferred Stock”). The Board of Directors is authorized, by resolution or resolutions thereof, to establish, out of the authorized but unissued shares of Preferred Stock, one or more series of such class, to designate each such series, and to fix the number of shares constituting such series and the rights, powers and preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of each such series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided herein, by applicable law, or in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Each holder of Common Stock shall be entitled to one vote for each share held on all matters on which stockholders are generally entitled to vote.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 1st day of June 2015.

By: /s/ James J. Hinnendael

Name: James J. Hinnendael
Title: Executive Vice President and
Chief Financial Officer